AMAZON FUN PARKS, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), is made and entered into as of  , 2023 by and among Amazon Fun Parks, Inc., a New York corporation (the “Company”), and the holders of the equity securities of the Company listed on Exhibit A attached to this Agreement or that otherwise becomes a party to this Agreement (each a “Stockholder” and collectively, the “Stockholders”).  Exhibit A shall be updated from time to time by the Company as the Company adds Stockholders.  Such updated Exhibit A shall automatically be incorporated hereto without the necessity of an amendment to this Agreement; provided, that, such updated Exhibit A shall be labeled as amended and dated with the applicable date it was amended.

RECITALS

The Stockholders deem it to be in their best interests to provide for consistent and uniform management and control of the Company.

The Stockholders desire to evidence their agreement with respect to certain matters in relation to the Company and their respective holdings.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.Definition.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company, including without limitation, all shares of common stock (regardless of class) (“Common Stock”), by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.Restrictions on Transfer.

2.1Except as otherwise provided in this Section 2, the Shares shall not be transferred except pursuant to the provisions of this Section 2.  Any purported transfer of any such equity securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.2Notwithstanding anything to the contrary herein, a Stockholder shall not directly or indirectly transfer any Shares to any person who is a competitor of the Company or any of its affiliates or to any affiliate of such a competitor.  For purposes of this provision, the good faith determination of a majority of the members of the Board of Directors that a proposed transferee is a “competitor” shall in all respects be conclusive.

2.3Notwithstanding anything to the contrary herein, a Stockholder may not transfer any Shares unless (a) such transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in compliance with any other applicable federal securities laws and state securities or “blue sky” laws; or (b) the Stockholder shall have furnished the Company with an opinion of counsel, if requested by the Company, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and that the transfer otherwise complies with any other applicable federal and state securities laws.  In addition, as a condition precedent to the permitted transfer of any Shares, any permitted purchaser, assignee, transferee or pledgee of any such shares of the Company held by Stockholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement and shall sign a joinder to this Agreement to such effect.

3.Company Right of First Refusal.

3.1If at any time Stockholder proposes to transfer any Shares, as applicable, then the Stockholder shall promptly give the Company written notice of the Stockholder’s intention to make the proposed transfer (the “Transfer Notice”).  The Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration, and (iv) the material terms and conditions upon which the proposed Transfer is to be made.  The Transfer Notice shall certify that the Stockholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the transfer is obtainable on the terms set forth in the Transfer Notice.  The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.  In the event that the transfer is being made pursuant to the provisions of Section 4, the Transfer Notice shall state under which specific Section the transfer is being made.

3.2The Company shall have an option for a period of ninety (90) days from delivery to the Company of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.  The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Stockholder in writing before expiration of such ninety (90) day period as to the number of such shares that it wishes to purchase.  If the Company gives the Stockholder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than one hundred twenty (120) days after delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.3 below.

3.3Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.  If the Stockholder and the Company cannot agree on such cash value within ninety (90) days after delivery to the Company of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Stockholder and the Company or, if they cannot agree on an appraiser within ninety (90) days after delivery to the Company of the Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.  If the time for the closing of the Company’s purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this Section.

3.4Subject to compliance with the provisions of Section 3.3, to the extent that the Company has not exercised its rights to purchase the Offered Shares within the time periods specified in this Section 3.4, the Stockholder shall have a period of thirty (30) days from the expiration of such rights in which to transfer the Offered Shares upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice.  In the event the Stockholder does not consummate the sale or disposition of the Offered Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Stockholder until such right lapses in accordance with the terms of this Agreement.  Furthermore, the exercise or non-exercise of the rights of the Company under this Section to purchase Offered Shares from the Stockholder shall not adversely affect the Company’s right to make subsequent purchases from the Stockholder pursuant to this Section.

4.Permitted Transfers.  Notwithstanding the provisions of Section 2, but subject to approval of a majority of the Board of Directors and the provisions of Section 2.3, the first refusal rights of the Company shall not apply to (a) the transfer of Shares to any affiliate (including any member, partner, Stockholder or subsidiary) of the transferring Stockholder; (b) the transfer of Shares to any spouse or member of a Stockholder’s family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Stockholder’s spouse or members of the Stockholder’s family, or to a trust for the benefit of any of the foregoing individuals, the Stockholder’s own self, or a charitable remainder trust; or (c) if the provisions of Section 5 below apply; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clause(s) (a) or (b), (i) the Stockholder shall inform the Company of such transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the transfer, shall have executed documents assuming the obligations of the Stockholder under this Agreement with respect to the transferred Shares.

5.Drag-Along Rights; Tag Along Rights.

5.1Drag-Along Rights. In the event any holder of Shares proposes to transfer on an arm’s length basis (such shareholder being an “Initiating Seller”) Shares that constitute at least 2/3rds of the voting interest in Company, in one or more related transactions, to a bona fide third party purchaser which is not a Stockholder (“Share Buyer”), the Initiating Seller shall have the right (“Drag-Along Right”) to require all (but not less than all) of the other Stockholders (“Drag-Along Seller”) to sell either all or a portion of their Shares in accordance with the terms of this Section.

(a)Number of Drag-Along Shares.  Each Drag-Along Seller hereby agrees to sell to the Share Buyer, at the election of the Drag-Along Seller, either (1) all his Shares in the Company or (2) the portion of his Shares which is equal to the product of (x) the total number of shares owned by such Drag-Along Seller and (y) a fraction (A) the numerator of which the number of Shares proposed to be sold by the Initiating Seller and (B) the denominator of which is the total number of Shares owned by the Initiating Seller (“Drag-Along Amount”).

(b)Drag-Along Procedures.  The Initiating Seller shall notify the other Stockholders in writing of such proposed transfer (“Drag-Along Notice”) not less than thirty (30) days prior to the closing of such proposed sale or other acquisition.  The Drag-Along Notice shall set forth (1) the name and address of the Share Buyer and (2) a copy of the written proposal pursuant to which the sale transaction will be effected containing all of the material terms and conditions thereof, including (i) the number of Shares proposed to be transferred by the Initiating Seller, (ii) the Drag-Along Amount(s) for each Stockholder, (iii) the price to be paid, (iv) the terms and conditions of payment offered by the Share Buyer and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined in good faith by the Initiating Seller, (v) whether the Initiating Seller has determined to exercise the Drag-Along Right and (vi), in the event the Initiating Seller has determined to exercise the Drag-Along Right, that the Share Buyer has been informed of the Drag-Along Right provided for in this Section and the Buyer has agreed to purchase the Shares of the Drag-Along Sellers in accordance with the terms hereof.  Within ten (10) days of receipt of the Sale Notice, each Drag-Along Seller shall notify the Initiating Seller in writing of the number of Shares to be sold by the Drag-Along Seller.

(c)Representations and Warranties.  In connection with any sale pursuant to this Section, the Drag-Along Seller shall make to the Share Buyer the same representations, warranties, covenants, indemnities and agreements as the Initiating Seller makes in connection with the proposed transfer (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Initiating Seller, a Drag-Along Seller shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided that all representations, warranties and indemnities shall be made by the Initiating Seller and such Drag-Along Seller severally and not jointly and that the liability of the Initiating Seller and such Drag-Along Seller thereunder shall be borne by each of them on a pro rata basis.

(d)Drag-Along Sale Consideration.  Each Drag-Along Seller shall receive the same type and amount of consideration (and rights) as is paid or delivered to the Initiating Seller.

5.2Tag-Along Rights.  In the event any Stockholder or Stockholders (“Transferring Stockholder”) proposes to transfer on an arm’s length basis Shares in such amount as shall constitute at least 2/3rd of the voting interest in the Company, in one or more related transactions, to a bona fide third party purchaser which is not a Stockholder (“Share Buyer”), then, unless such Transferring Stockholder has given a Drag-Along Notice pursuant to Section 5.1 hereof, each of the other shareholders shall have the tag-along rights (“Tag-Along Right”) set forth in this Section.

(a)Tag-Along Notice.  The Transferring Stockholder shall provide written notice, not less than thirty (30) days prior to the closing of such proposed sale or other acquisition, to each of the other Stockholders, which notice (“Tag-Along Notice”) shall state:  (1) the total number of Shares proposed to be transferred to the Share Buyer (“Tag-Along Shares”); (2) the purchase price for the Tag-Along Shares and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined in good faith by the Transferring Stockholder; (3) all material terms and conditions of such sale, including the proposed transfer date; and (4) the Share Buyer has been informed of the Tag-Along Rights and the Share Buyer has agreed to purchase the Shares in accordance with the terms hereof.

(b)Number of Tag-Along Shares.  Each of the Stockholders who has been provided with the Tag-Along Notice (“Tag-Along Stockholder”) shall have the right to sell to the Share Buyer, upon the terms set forth in the Tag-Along Notice, the number of Shares held by each such Tag-Along Stockholder determined by the product of (1) all Tag-Along Shares, times (2) a fraction, (x) the numerator of which is the total Shares owned by the Tag-Along Stockholder and (y) the denominator of which is the total Shares owned by all the Tag-Along Stockholders exercising their Tag-Along Rights and the Transferring Stockholder.  Within ten days of receipt of the Sale Notice, each Tag-Along Stockholder shall notify the Transferring Stockholder in writing of the amount number of Shares to be sold by the Tag-Along Stockholder.

(c)Sale of Tag-Along Shares.  In the event that a Tag-Along Stockholder exercises his rights hereunder, the Transferring Stockholder must either (i) cause the Share Buyer to add the Shares of the Tag-Along Stockholder to the amount to be purchased by Share Buyer as part of the sale agreement, or (ii) reduce the number of Shares that the Transferring Stockholder proposes to sell to the Share Buyer.  If the Share Buyer fails to purchase the Shares from any Tag-Along Stockholder who has properly exercised the Tag-Along Rights, then the Transferring Stockholder shall not be permitted to consummate the proposed sale and any such attempted sale shall be null and void ab initio.

(d)Representations and Warranties.  In connection with any sale pursuant to this Section, the Tag-Along Stockholder shall make to the Share Buyer the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder makes in connection with the proposed transfer (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Transferring Stockholder, a Tag-Along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided that all representations, warranties and indemnities shall be made by the Transferring Stockholder and such Tag-Along Stockholder severally and not jointly and that the liability of the Transferring Stockholder and such Tag-Along Stockholder thereunder shall be borne by each of them on a pro rata basis.

(e)Tag-Along Consideration.  Each Tag-Along Stockholder shall receive the same type and amount of consideration (and rights) as is paid or delivered to the Transferring Stockholder.

6.Remedies.

6.1Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

6.2Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Company’s Chairman of the Board with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding any sale pursuant to Section 5 hereof, and hereby authorizes each of them to represent and vote, if and only if the party

(i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Sections 1 and 5 of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or any sale pursuant to and in accordance with the terms and provisions of Sections 1 and 5, respectively, of this Agreement or to take any action reasonably necessary to effect Sections 1 and 5, respectively, of this Agreement.  The power of attorney granted hereunder shall authorize Company’s Chairman of the Board to execute and deliver the documentation (necessary or required to effectuate the provisions of Sections 1 and 5) on behalf of any party failing to do so within five (5) business days of a request by the Company.  Each of the proxy and power of attorney granted pursuant to this Section 0 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 8 hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.3Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.4Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any affiliate or family member, partner, member, shareholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

8.Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Shares (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); or (b) mutual written agreement of the Stockholders.

9.Registration Rights.

9.1Registration Rights.  In connection with any initial public offering, the Company (or any successor thereto) will enter into a registration rights agreement with the Major Stockholders with respect to the registration of the equity securities of the Company (or any successor thereto) after the completion of the initial public offering in form and substance reasonably satisfactory to the Board and the Major Stockholders; provided that such registration rights agreement will provide for (i) limited short-form demand registration rights to each Major Stockholder, (ii) piggyback registration rights to all holders of Common Stock with any registration of the securities of the corporate successor under the Securities Act (other than in connection with a merger, acquisition, corporate reorganization, exchange offer, dividend reinvestment plan, stock option plan or other employee benefit plan and other customary exclusions) in which the registration form to be used may be used for the registration of the securities held by such holders and (iii) such piggyback registration rights granted to the Major Stockholders to be allocated on a pro rata basis subject to customary cutback provisions.  For purposes of this Section, the term “Major Stockholder” means, as of any date, any Stockholder who, directly or indirectly, holds or has the right to vote 15% or more of the Total Shares as of such date.

9.2Holdback Agreement.  No Stockholder will effect any public sale or distribution of any Share of the Company or any successor thereto (i) in the case of the initial underwritten public offering, during the seven days prior to and the 180-day period beginning on the effective date of such public offering and (ii) in the case of any other underwritten public offering, during the seven days prior to and the 90-day period beginning on the effective date of such public offering, in each case, except as part of such underwritten public offering or unless otherwise permitted by the Company.

10.Representations and Warranties of the Stockholders.

10.1If a corporation, the Stockholder is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has requisite corporate power and authority to enter into this Agreement and to undertake the transactions contemplated herein.

10.2If a partnership, the Stockholder is a partnership duly organized, validly existing, and in good standing under the laws of the state of its formation and has requisite partnership power and authority to enter into this Agreement and to undertake the transactions contemplated herein.

10.3If a trust, the Stockholder is a trust duly organized, validly existing, and in good standing under the laws of the state of its formation and has requisite power and authority to enter into this Agreement and to undertake the transactions contemplated herein.

10.4If an individual, the Stockholder is legally competent to enter into this Agreement and to undertake the transactions contemplated herein.

10.5The execution, delivery, and performance of this Agreement will not violate any provision of law, any order of any court, or other agency of government, or any provision of any indenture, agreement, or other instrument to which the Stockholder or any of the Stockholder's properties or assets are bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Stockholder, except as contemplated by this Agreement.

10.6This Agreement has been duly and validly authorized, executed, and delivered by the Stockholder and constitutes the legal, valid, and binding obligation of the Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar laws and principles of equity affecting creditors' rights and remedies generally.

11.Miscellaneous.

11.1Additional Parties.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) an Adoption Agreement in substantially the form attached hereto as Exhibit C (“Adoption Agreement”); or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement.

11.2Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement.  Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 0.  Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 0.

11.3Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.4Governing Law; Venue.  This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

The parties agree that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts located in New York County, New York.  With respect to any such court action, the parties hereby (a) irrevocably submit to the personal jurisdiction of such courts; (b) consent to service of process; (c) consent to venue; and (d) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.  Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.6Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.7Notices.

(a)All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on a party’s signature hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 0.

11.8Consent Required to Amend, Modify, Terminate or Waive.  This Agreement may be amended, modified or terminated (other than pursuant to Section 0) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by a majority of the Stockholders.

11.9Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.10Severability.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

11.11Entire Agreement.  This Agreement and the Company’s Articles of Incorporation constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

11.12Share Certificate Legend.  Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH  RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF AN AGREEMENT (AS MAY BE AMENDED FROM TIME TO TIME) BETWEEN THE COMPANY AND THE SHAREHOLDERS, A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.  BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AGREEMENT, INCLUDING RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 0 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 0 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

11.13Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 0.

11.14Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

11.15Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

11.16Dispute Resolution.  All disputes arising out of or relating to this Agreement, the other agreements, documents, and instruments to be executed and delivered pursuant hereto or thereto, or any part of the business relationship between the Company and the Purchasers (“Arbitrable Claims”), shall be resolved exclusively by binding arbitration in New York, New York before one arbitrator.  The arbitration shall be administered by JAMS (Judicial Arbitration and Mediation Services) pursuant to its Comprehensive Arbitration Rules and Procedures.  The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief.  No action at law or in equity based upon any Arbitrable Claim shall be instituted in any court by any party except (a) an action to compel arbitration pursuant to this section or (b) an action to enforce an award rendered in an arbitration proceeding in accordance with this Section 11.16 or otherwise have such award entered as a judgment.  For any such action at law or in equity, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York and hereby explicitly and unequivocally waive (x) any claim or defense that such forum is not convenient or proper, and (y) any such party’s right to remove any such action to federal court based on diversity jurisdiction.  The parties understand and acknowledge that, by agreeing to binding arbitration, they waive the right to submit the dispute for determination by a court and thereby also waive the right to a jury or court trial.

11.17Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

11.18Aggregation of Stock.  All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

11.19After Acquired Shares.  The terms and provisions of this Agreement will apply to all of the Shares now owned by the Stockholders and to all Shares that may be issued to, or owned or held by, the Stockholders after the date of this Agreement, however obtained or acquired, including but not limited to any shares of capital stock issued in connection with a stock dividend, split, combination, exchange or similar manner related to or on account of the Shares.

11.20Spousal Consent.  If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders’ Agreement as of the date first written above.

COMPANY:

Amazon Fun Parks, Inc., a New York corporation

By: ______________________________

Name: ___________________________

Title: ____________________________

Address:

______________________________
______________________________
Email: ________________________

SHAREHOLDERS:

__________________________________

Signature

__________________________________

Printed Name

Address:

_____________________________
_____________________________

Email: ________________________

EXHIBIT A

SHAREHOLDER REGISTER

Name of Stockholder	Type of Stock // No. of Shares	Percentage Interest

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Stockholders’ Agreement, dated as of _____ __, 2023, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
Signature of Spouse

EXHIBIT C

ADOPTION AGREEMENT

______________________________ agrees to become a party to and be bound by the provisions of the Stockholders’ Agreement dated ______, 2023 among Amazon Fun Parks, Inc., a New York corporation (the “Corporation”), and each of the stockholders of the Corporation set forth on Exhibit A of the Stockholders’ Agreement.

Dated effective:  _________________________, 20__.

STOCKHOLDER:

Print Exact Name of Stockholder

Description of Entity (if applicable)

State of Incorporation of Entity (if applicable)

Signature of Stockholder

Printed Name

Title (if applicable)

Address:

____________________________
____________________________

Attn: _______________________

Email: ______________________